EXHIBIT 99.1
GLOBAL CASH SET TO LURE MORE BIG-TIME CASINOS
By Kimberly Johans
The ink may have barely dried on the contract between Global Cash Access (GCA Macau) and the Venetian Macao to provide the casino with state-of-the-art cash access services, but GCA has no intention of resting on its laurels.
Without giving away too much, Mr. Scott Dowty, senior Vice President of international business at GCA hinted to the Macau Daily Times that MGM Grand Macau, along with Galaxy’s other casinos, may also come on board.
“What I will say is this, Starworld is part of Galaxy group and part of the Galaxy group is CityClubs.
“We’re working feverishly to manage this relationship,” he said adding that Galaxy had been their first relationship in Macau and the first operator to sign on with the Las Vegas company, without any prior knowledge of their operations.
“We want to support this relationship as best we can.
“Part of the Galaxy offering in Macau is not just Starworld, its CityClubs so this is one account were working diligently with, in order to provide our services,” he said.
CityClubs casinos include the Rio, Waldo, Grand Waldo and President casinos.
According to Mr. Dowty, MGM Grand Macau have issued GCA with a request for a proposal (RFP) in the last two months which the company is currently working on.
“We enjoy a very strong relationship with MGM in the States so this is another account that we’d obviously like to have on-board and one that we feel very confident that we’re going to sign [within the next 60-90 days],” said Mr. Dowty, adding that their intention is to enjoy a market share upwards of 75-80 percent in Macau, as they do in Las Vegas.
GCA have already moved their business into the Macau office, now their official headquarters.
“The international office has been set up and we’re in the process of moving some of our key executives to Macau who will be residing in Macau full time,” said Mr. Dowty.
He adds that GCA sees Asia as a key growth driver over the next five years, particularly South Korea, Malaysia, the Philippines and Japan when the time comes, “so clearly our move to Macau as a head office is supported by those countries,” he said.
No doubt their increasing presence in Macau has managed to put a few of the local banks off-side and this is confirmed by Mr. Dowty.

“The reality is we have a very good partnership with Banco Weng Hang working closely with them, so obviously we have no issues with some of the banks,” he said.
“Some of the other banks like BNU, which is a very successful bank in Macau and a bank that has developed very good relationships with the operators, they’re ultimately going to lose some business to a company like GCS.
“Nobody likes to lose”
“So in saying that, when we won the business with Venetian we obviously took the business away from the competitor. And clearly nobody likes to lose business.
“So that’s going to happen more and more over time, there’s no question about it,” he said.
The success of the Venetian signing is seen by GCA as a springboard to many more projects in Macau and eventually Singapore and the other markets in Asia, if it’s deemed to be successful.
Despite the success of GCA’s signing with Venetian Macao, the road was hardly an easy one as the company had to clearly differentiate themselves from the competition, particularly from the banks.
Ironically, the Venetian in Las Vegas happens to be the only major client relationship GCA don’t enjoy from a credit cash advance perspective, according to Mr. Dowty.
“We really needed to put our sales hat on in Macau to differentiate ourselves,” said Mr. Dowty.
“Not only from the Macanese operators, but why Venetian Macau/Venetian Las Vegas, should choose GCA.
“We had to go down to basics, Sales 101, and we really talked a bit about how we drive more cash to the floor, our integrated services, our marketing, everything we do and how different and customized it is.
“At the end of the day, Venetian executives saw the value in our services and the amount of cash we could drive to the floor and how they could better manage their business and customers [but] it was a long process,” he said.
He added that should the company “overachieve” their objectives in Macau, ”we are very confident that the Venetian in Las Vegas will give us a second look and take us very seriously, once the contract is up with their current provider.
Building Relationships
“So our success in Macau is clearly very important to our relationships in Las Vegas, there’s no question about it,” he added.
The company is also building relationships with local authorities in Macau, to support responsible gaming legislation.

Helmed by GCA’s General Counsel Miss Katie Lever, the support will mirror that in countries such as the United Kingdom, the United States, Switzerland and Canada.
“We take responsible gaming incredibly seriously . . . we want to process every transaction possible but we don’t want to process transactions for those who have a problem with gaming.
“Let me make that clear right at the gate,” he said.
“In every jurisdiction that offers it, we support the local problem gaming service or counsel.
“For example Gamecare in London, we support that service, we subsidise some of their employees,” he added.
Here in Macau, Mr. Dowty said that GCA is “working with the authorities in terms of setting something up and when it is, we will be a supporter and an adviser as such.
“We are going to be involved in every aspect, not only in our core services, but in responsible gaming as it relates with the community in which we operate.”
He adds that the general perception is that the company is putting more cash in the hands of those who may not be able to afford it and who have a problem with gaming, “so we do everything under our power to ensure that we’re part of the solution and not just a potential problem.”
Mr. Dowty confirms that the call centre the company was looking to set up in the region will be based in Manila, Philippines and is currently going through a pilot stage. It will be expected to begin in the middle of August and cater to all of Asia.
GCA has been in operation for over ten years, having processed “just over a $US100 billion in cash advances and ATM advances,” said Mr. Dowty.
With total revenue in 2006 coming to US$560 million, Mr. Dowty forecasts just over $US600 million in revenue for 2007.
Currently in possession of 1,100 casinos worldwide, the company has a strong-hold in 10 countries and, according to Mr. Dowty, it expects to double that figure by the year 2010.